Exhibit 10.9

4 November 2021

Stephanie Patchell

Adviser, Listings Compliance (Perth)

ASX Limited

Dear Stephanie

5E Advanced Materials, Inc. - Acknowledgement of CHESS Depositary Nominees (CDN) Function

5E Advanced Materials, Inc. (5EA) refers to its application to be admitted to the official list of ASX Limited (ASX) and its request to be approved as a principal issuer of CHESS Depositary Interests (CDIs) under the operating rules of the CHESS facility and to also have its CDIs approved for participation in that facility.

5EA confirms that it has read ASX Guidance Note 5 and that it understands and acknowledges the limited functions performed by CDN in respect of the CDIs.

Yours sincerely

Aaron Bertolatti

For and on behalf of 5E Advanced Materials, Inc.